Exhibit 99.1

MSCI Reports Financial Results for Fourth Quarter and Full-Year 2019

NEW YORK--(BUSINESS WIRE)--January 30, 2020--MSCI Inc. ("MSCI" or the "Company") (NYSE: MSCI), a leading provider of critical decision support tools and services for the global investment community, announced today the financial results for the three months ended December 31, 2019 (“fourth quarter 2019”) and twelve months ended December 31, 2019 (“full-year 2019”).

Financial and Operational Highlights for Fourth Quarter 2019
(Note: Percentage and other changes refer to the three months ended December 31, 2018 (“fourth quarter 2018”) unless otherwise noted).

  Operating revenues up 12.4%
  Recurring subscription revenues up 8.4%, asset-based fees up 18.3%, non-recurring revenues up 83.0%
  Operating margin of 49.0%; Adjusted EBITDA margin of 54.2%
  Diluted EPS of $1.44, down 15.3%; Adjusted EPS of $1.67, up 27.5%
  Organic subscription Run Rate growth at 10.6% (Index at 11.3%, Analytics at 7.2%, All Other at 21.3%)
  All-time high assets under management in equity ETFs linked to MSCI indexes of $934.4 billion as of December 31, 2019, up 34.3% versus the prior year
  Issued $1.0 billion of 4.000% senior unsecured notes due 2029 in November 2019, of which approximately $500.0 million was used to partially redeem MSCI’s 5.250% senior unsecured notes due 2024; as of December 31, 2019, total debt to net income ratio of 5.5x and total debt to adjusted EBITDA ratio of 3.6x
	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands, except per share data	2019	2018	Change	2019	2018	Change
Operating revenues	$406,606	$361,688	12.4%	$1,557,796	$1,433,984	8.6%
Operating income	$199,429	$169,818	17.4%	$755,701	$686,898	10.0%
Operating margin %	49.0%	47.0%		48.5%	47.9%

Net income	$122,783	$152,132	(19.3%)	$563,648	$507,885	11.0%

Diluted EPS	$1.44	$1.70	(15.3%)	$6.59	$5.66	16.4%
Adjusted EPS	$1.67	$1.31	27.5%	$6.44	$5.35	20.4%

Adjusted EBITDA	$220,207	$189,762	16.0%	$850,499	$772,433	10.1%
Adjusted EBITDA margin %	54.2%	52.5%		54.6%	53.9%

“The fourth quarter was a continuation of our exceptional performance in 2019. We reported double-digit organic operating revenue growth, while also expanding our margins. Our client-centric business model continues to drive recurring subscription sales growth across all regions,” commented Henry A. Fernandez, Chairman and CEO of MSCI.

“As we enter a new decade in 2020, I remain confident we will continue to see growth across our current offerings, our in-flight initiatives and our next wave of opportunities. We are very excited about the significant minority investment we made in The Burgiss Group, LLC and the strategic relationship we have developed, which we believe will considerably expand MSCI’s capabilities in private assets. Our keen focus remains on strongly driving shareholder value creation,” added Mr. Fernandez.

Fourth Quarter 2019 Consolidated Results

Operating Revenues: Operating revenues were $406.6 million, up 12.4%. The $44.9 million increase was driven by a $22.8 million increase in recurring subscription revenues, a $14.9 million increase in asset-based fees and a $7.2 million increase in non-recurring revenues. Organic operating revenue growth was 12.5%, with organic recurring subscription revenue growth of 8.5%, organic asset-based fee growth of 18.3% and organic non-recurring revenue growth of 82.3%.

Run Rate: Total Run Rate at December 31, 2019 was $1,634.5 million, up 14.2%. The $203.2 million increase was driven by a $118.9 million increase in recurring subscription Run Rate and an $84.2 million increase in asset-based fees Run Rate. Organic subscription Run Rate growth was 10.6%, driven by strong growth across all three reporting segments. Retention Rate was 92.9% in both fourth quarter 2019 and fourth quarter 2018.

Non-Recurring Sales: Total non-recurring sales were $17.4 million, up 53.7%, primarily driven by increased sales in BarraOne and RiskManager product offerings and the timing of client implementations in Analytics, as well as derivative product offerings in Index.

Expenses: Total operating expenses were $207.2 million, up 8.0%, primarily reflecting higher compensation and benefits costs. Adjusted EBITDA expenses were $186.4 million, up 8.4%. Total operating expenses excluding the impact of foreign currency exchange rate fluctuations (“ex-FX”) and adjusted EBITDA expenses ex-FX increased 8.2% and 8.7%, respectively.

Headcount: As of December 31, 2019, headcount was 3,396 employees, with approximately 37% and approximately 63% of employees located in developed market and emerging market centers, respectively.

Other Expense (Income), Net: Other expense (income), net increased $70.4 million to an expense of $52.9 million, primarily driven by the absence of the gain from the divestiture of Investor Force Holdings, Inc. (“InvestorForce”), which occurred in October 2018, as well as the debt extinguishment costs associated with the partial pre-maturity redemption of $500.0 million aggregate principal amount of the Company’s $800.0 million aggregate principal amount of 5.250% senior unsecured notes due 2024 (the “2024 Senior Notes Redemption”). Fourth quarter 2019 other expense (income), net also reflected higher interest expense associated with the private offering of $1,000.0 million aggregate principal amount of 4.000% senior unsecured notes due 2029 completed during fourth quarter 2019 (the “2029 Notes Offering”). The debt extinguishment costs associated with the 2024 Senior Notes Redemption were excluded from adjusted net income and adjusted EPS for the fourth quarter and full-year 2019.

Income Taxes: The effective tax rate was 16.2%, a decrease of 2.6 percentage points compared to fourth quarter 2018, primarily as a result of a more favorable geographic mix of earnings as well as lower U.S. taxable income. The lower U.S. taxable income was mainly due to the debt extinguishment costs associated with the 2024 Senior Notes Redemption and higher interest expense associated with the 2029 Notes Offering, both completed during fourth quarter 2019.

Net Income: As a result of the factors described above, net income was $122.8 million, down 19.3%.

Adjusted EBITDA: Adjusted EBITDA was $220.2 million, up 16.0%. Adjusted EBITDA margin increased 170 basis points to 54.2%.

Full-Year 2019 Consolidated Results
(Note: Percentage and other changes refer to the full-year ended December 31, 2018 (“full-year 2018”)).

Operating Revenues: Operating revenues for full-year 2019 were $1,557.8 million, up 8.6%. The $123.8 million increase was driven by an $87.5 million increase in recurring subscription revenues, a $25.4 million increase in asset-based fees and a $10.9 million increase in non-recurring revenues. Organic operating revenue growth was 10.3%, with organic recurring subscriptions revenue growth of 10.3%, organic asset-based fee growth of 7.6% and organic non-recurring revenue growth of 38.2%.

Expenses: Total operating expenses were $802.1 million, up 7.4%. Adjusted EBITDA expenses were $707.3 million, up 6.9%. Total operating expenses ex-FX and adjusted EBITDA expenses ex-FX for full-year 2019 increased 9.0% and 11.0%, respectively.

Amortization and Depreciation Expenses: Total amortization and depreciation expenses of $79.4 million were down 7.2%, reflecting the absence in full-year 2019 of both the amortization related to a write-off of a trade name and the divestiture of InvestorForce, partially offset by higher amortization of internally-developed software.

Other Expense (Income), Net: Other expense (income), net increased $95.4 million to $152.4 million, primarily driven by the absence of the gains realized from the InvestorForce and Financial Engineering Associates, Inc. (“FEA”) divestitures, both of which occurred in full-year 2018. The increase was also driven by the debt extinguishment costs associated with the 2024 Senior Notes Redemption. In addition, full-year 2019 other expense (income), net reflected higher interest expense associated with higher outstanding debt and higher foreign currency exchange losses.

Income Taxes: The effective tax rate was 6.6%, a decrease of 12.8 percentage points compared to full-year 2018. The lower effective tax rate was driven by the income tax benefit (the “PSU windfall benefit”) related to the vesting of multi-year restricted stock units granted in 2016 (“Multi-Year PSUs”), other discrete items and a beneficial geographic mix of earnings in full-year 2019, partially offset by the absence of the release of the valuation allowance relating to the October 2018 divestiture of InvestorForce and the true-up of Tax Reform items. The PSU windfall benefit total of $66.6 million was recorded in the three months ended March 31, 2019 and is excluded from both the adjusted net income and adjusted EPS measures for full-year 2019.

Net Income: As a result of the factors described above, net income was $563.6 million, up 11.0%.

Adjusted EBITDA: Adjusted EBITDA was $850.5 million, up 10.1%, and adjusted EBITDA margin increased 70 basis points to 54.6%.

Index Segment:

Table 1A: Results (unaudited)

	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands	2019	2018	Change	2019	2018	Change
Operating revenues:
Recurring subscriptions	$137,746	$123,496	11.5%	$530,968	$477,612	11.2%
Asset-based fees	96,373	81,439	18.3%	361,927	336,565	7.5%
Non-recurring	9,068	5,498	64.9%	28,042	21,298	31.7%
Total operating revenues	243,187	210,433	15.6%	920,937	835,475	10.2%
Adjusted EBITDA expenses	66,805	60,503	10.4%	250,749	227,622	10.2%
Adjusted EBITDA	$176,382	$149,930	17.6%	$670,188	$607,853	10.3%
Adjusted EBITDA margin %	72.5%	71.2%		72.8%	72.8%

Index operating revenues for fourth quarter 2019 were $243.2 million, up 15.6%. The $32.8 million increase was driven by a $14.9 million increase in asset-based fees, a $14.3 million increase in recurring subscription revenues and a $3.6 million increase in non-recurring revenues. The increase in recurring subscription revenues was driven by strong growth in developed market modules and growth in factor, ESG and custom index products.

Growth in asset-based fees consisted of increases of $9.3 million from exchange traded funds (“ETFs”) linked to MSCI indexes, $2.9 million from non-ETF passive funds linked to MSCI indexes and $2.8 million from exchange traded futures and options contracts based on MSCI indexes. The increase in revenues from ETFs linked to MSCI indexes was driven by a 21.2% increase in average assets under management (“AUM”), partially offset by a 0.10 basis points decline in average basis point fees.

Index Run Rate as of December 31, 2019 was $955.4 million, up 17.3% compared to December 31, 2018. The $140.8 million increase was driven by a $84.2 million increase in asset-based fees Run Rate and a $56.6 million increase in recurring subscription Run Rate. Index recurring subscription Run Rate increased 11.3%, primarily driven by strong growth in core developed and emerging market modules, and factor, ESG and custom index products, with strong growth across our asset management clients and growth across our banking, hedge fund, wealth management and asset owner clients. The increase in asset-based fees Run Rate was primarily driven by higher AUM in ETFs linked to MSCI indexes as well as continued growth in AUM in non-ETF passive funds also linked to MSCI indexes and futures and options contracts based on MSCI indexes.

Analytics Segment:

Table 1B: Results (unaudited)

	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands	2019	2018	Change	2019	2018	Change
Operating revenues:
Recurring subscriptions	$122,353	$119,705	2.2%	$486,282	$474,334	2.5%
Non-recurring	5,853	2,230	162.5%	10,643	5,605	89.9%
Total operating revenues	128,206	121,935	5.1%	496,925	479,939	3.5%
Adjusted EBITDA expenses	89,359	85,256	4.8%	344,812	336,294	2.5%
Adjusted EBITDA	$38,847	$36,679	5.9%	$152,113	$143,645	5.9%
Adjusted EBITDA margin %	30.3%	30.1%		30.6%	29.9%

Analytics operating revenues for fourth quarter 2019 were $128.2 million, up 5.1%. The $6.3 million increase was driven by higher non-recurring revenue from client implementations, as well as higher recurring subscription revenue primarily from Multi-Asset Class Analytics products. Organic operating revenue growth was 5.4%.

Analytics Run Rate as of December 31, 2019 was $526.8 million, up 7.1% compared to December 31, 2018. The increase of $35.0 million was primarily driven by strong growth in Multi-Asset Class Analytics products, with particular regional strength in Europe and Asia, and in Equity Analytics products. Analytics organic subscription Run Rate growth was 7.2% compared to December 31, 2018.

All Other Segment:

Table 1C: Results (unaudited)

	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands	2019	2018	Change	2019	2018	Change
Operating revenues:
Recurring subscriptions	$34,320	$28,405	20.8%	$136,790	$114,590	19.4%
Non-recurring	893	915	(2.4%)	3,144	3,980	(21.0%)
Total operating revenues	35,213	29,320	20.1%	139,934	118,570	18.0%
Adjusted EBITDA expenses	30,235	26,167	15.5%	111,736	97,635	14.4%
Adjusted EBITDA	$4,978	$3,153	57.9%	$28,198	$20,935	34.7%
Adjusted EBITDA margin %	14.1%	10.8%		20.2%	17.7%

All Other operating revenues for fourth quarter 2019 were $35.2 million, up 20.1%. The $5.9 million increase predominantly reflected growth in ESG operating revenues, driven by strong growth across ESG Ratings and ESG Screening products. Real Estate operating revenues were relatively flat. Fourth quarter 2019 All Other organic operating revenue growth was 19.9%, with ESG organic operating revenue growth of 29.8% and Real Estate organic operating revenue growth of 1.3%.

All Other Run Rate as of December 31, 2019 was $152.2 million, up 21.9% compared to December 31, 2018. The $27.4 million increase was driven by a $21.9 million increase in ESG Run Rate, primarily driven by strong growth in ESG Ratings and ESG Screening products. Real Estate Run Rate increased $5.4 million, primarily driven by growth in Market Information products. All Other organic subscription Run Rate growth was 21.3%, with organic ESG Run Rate growth of 26.9% and organic Real Estate Run Rate growth of 11.3%, each compared to December 31, 2018.

Capital Position and Allocation

Cash Balances and Outstanding Debt: Cash and cash equivalents was $1.5 billion as of December 31, 2019. MSCI seeks to maintain minimum cash balances globally of approximately $200.0 million to $250.0 million for general operating purposes.

Total outstanding debt as of December 31, 2019 was $3.1 billion. The total debt to net income ratio (based on trailing twelve months net income) was 5.5x. The total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.6x. MSCI seeks to maintain a gross leverage to adjusted EBITDA target range of 3.0x to 3.5x.

Capex and Cash Flow: For full-year 2019, Capex was $53.8 million, cash provided by operating activities was $709.5 million and free cash flow was $655.8 million.

Share Count and Capital Return: Weighted average diluted shares outstanding were 85.5 million in fourth quarter 2019, down 4.4% from fourth quarter 2018. In full-year 2019, a total of 0.7 million shares were repurchased at an average price of $147.97 per share for a total value of $102.1 million, with no repurchases in fourth quarter 2019. Total shares outstanding as of December 31, 2019 were 84.8 million.

On January 29, 2020, the MSCI Board of Directors (the “Board”) declared a cash dividend of $0.68 per share for first quarter 2020, payable on March 6, 2020 to shareholders of record as of the close of trading on February 21, 2020.

Full-Year 2020 Guidance

MSCI's guidance for 2020 is based on assumptions about a number of macroeconomic and capital market factors, in particular related to equity markets. These assumptions are subject to uncertainty, and actual results for the year could differ materially from our current guidance.

  Operating expense is expected to be in the range of $840 million to $860 million.
  Adjusted EBITDA expense is expected to be in the range of $750 million to $770 million.
  Interest expense, including the amortization of financing fees, is expected to be approximately $158 million.
  Depreciation and amortization expense is expected to be approximately $90 million.
  The effective tax rate is expected to be in the range of 19% to 22%.
  Capex is expected to be in the range of $60 million to $70 million.
  Net cash provided by operating activities and free cash flow are expected to be in the ranges of $650 million to $700 million and $580 million to $640 million, respectively.

On January 29, 2020, the Board authorized the Company to opportunistically explore financing options, the proceeds of which could be used to refinance existing debt. Such a financing could marginally increase the Company's leverage ratio and interest expense. Any potential financing is subject to market and other conditions, and there can be no assurance as to the timing or certainty of a transaction.

Conference Call Information

MSCI's senior management will review its fourth quarter and full year 2019 results on Thursday, January 30, 2020 at 11:00 AM Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's Investor Relations homepage, http://ir.msci.com/events.cfm, or dial 1-877-376-9931 conference ID: 4480318 within the United States. International callers dial 1-720-405-2251 conference ID: 4480318. The teleconference will also be webcast with an accompanying slide presentation which can be accessed through MSCI's Investor Relations website.

An audio recording of the conference call will be available in the events and presentations section of MSCI's Investor Relations website, http://ir.msci.com/events.cfm, beginning approximately two hours after the conclusion of the live event for 12 months after the call. Through February 6, 2020, the recording will also be available by dialing 1-855-859-2056 conference ID: 4480318 within the United States or 1-404-537-3406 conference ID: 4480318 for international callers.

-Ends-

About MSCI Inc.

MSCI is a leading provider of critical decision support tools and services for the global investment community. With over 45 years of expertise in research, data and technology, we power better investment decisions by enabling clients to understand and analyze key drivers of risk and return and confidently build more effective portfolios. We create industry-leading, research-enhanced solutions that clients use to gain insight into and improve transparency across the investment process.

To learn more, please visit www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, MSCI’s full-year 2020 guidance. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond MSCI’s control and that could materially affect actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the Securities and Exchange Commission (“SEC”) on February 22, 2019 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if MSCI’s underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website, including its quarterly updates, blog, podcasts and social media channels, including its corporate Twitter account (@MSCI_Inc), as channels of distribution of company information. The information MSCI posts through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following MSCI’s press releases, quarterly SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alerts Subscription” section of MSCI’s Investor Relations homepage at http://ir.msci.com/email-alerts. The contents of MSCI’s website, including its quarterly updates, blog, podcasts and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Operating Metrics

MSCI has presented supplemental key operating metrics as part of this earnings release, including Run Rate, subscription sales and cancellations, non-recurring sales and Retention Rate.

Retention Rate is an important metric because subscription cancellations decrease our Run Rate and ultimately our operating revenues over time. The annual Retention Rate represents the retained subscription Run Rate (subscription Run Rate at the beginning of the fiscal year less actual cancels during the year) as a percentage of the subscription Run Rate at the beginning of the fiscal year.

The Retention Rate for a non-annual period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew during the non-annual period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the fiscal year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the period.

Retention Rate is computed by operating segment on a product/service-by-product/service basis. In general, if a client reduces the number of products or services to which it subscribes within a segment, or switches between products or services within a segment, we treat it as a cancellation for purposes of calculating our Retention Rate except in the case of a product or service switch that management considers to be a replacement product or service. In those replacement cases, only the net change to the client subscription, if a decrease, is reported as a cancel. In the Analytics and the ESG segments, substantially all product or service switches are treated as replacement products or services and netted in this manner, while in our Index and Real Estate segments, product or service switches that are treated as replacement products or services and receive netting treatment occur only in certain limited instances. In addition, we treat any reduction in fees resulting from a down-sale of the same product or service as a cancellation to the extent of the reduction. We do not calculate Retention Rate for that portion of our Run Rate attributable to assets in index-linked investment products or futures and options contracts, in each case, linked to our indexes.

Run Rate estimates at a particular point in time the annualized value of the recurring revenues under our client license agreements (“Client Contracts”) for the next 12 months, assuming all Client Contracts that come up for renewal are renewed and assuming then-current currency exchange rates, subject to the adjustments and exclusions described below. For any Client Contract where fees are linked to an investment product’s assets or trading volume/fees, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes and/or reported exchange fees, and for other non-ETF products, the most recent client-reported assets. Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we add to Run Rate the annualized fee value of recurring new sales, whether to existing or new clients, when we execute Client Contracts, even though the license start date, and associated revenue recognition, may not be effective until a later date. We remove from Run Rate the annualized fee value associated with products or services under any Client Contract with respect to which we have received a notice of termination or non-renewal during the period and have determined that such notice evidences the client’s final decision to terminate or not renew the applicable products or services, even though such notice is not effective until a later date.

“Organic subscription Run Rate growth” is defined as the period over period Run Rate growth, excluding the impact of changes in foreign currency and the first year impact of any acquisitions. It is also adjusted for divestitures. Changes in foreign currency are calculated by applying the currency exchange rate from the comparable prior period to current period foreign currency denominated Run Rate.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. Reconciliations are provided in Tables 9 through 15 below that reconcile each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision-making and forecast future results.

“Adjusted EBITDA” is defined as net income before (1) provision for income taxes, (2) other expense (income), net, (3) depreciation and amortization of property, equipment and leasehold improvements, (4) amortization of intangible assets and, at times, (5) certain other transactions or adjustments, including the impact related to the vesting of the Multi-Year PSUs.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets and, at times, certain other transactions or adjustments, including the impact related to the vesting of the Multi-Year PSUs.

“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before the after-tax impact of the amortization of acquired intangible assets, the impact of divestitures, the impact of adjustments for the Tax Cuts and Jobs Act that was enacted on December 22, 2017 (“Tax Reform”), except for amounts associated with active tax planning implemented as a result of Tax Reform, and, at times, certain other transactions or adjustments, including the impact related to the vesting of the Multi-Year PSUs and costs associated with debt extinguishment.

“Adjusted tax rate” is defined as the effective tax rate excluding the impact of Tax Reform adjustments (except for amounts associated with active tax planning implemented as a result of Tax Reform) and the impact related to the vesting of the Multi-Year PSUs.

“Capex” is defined as capital expenditures plus capitalized software development costs.

“Free cash flow” is defined as net cash provided by operating activities, less Capex.

“Organic operating revenue growth” is defined as operating revenue growth compared to the prior year period excluding the impact of acquired businesses, divested businesses and foreign currency exchange rate fluctuations.

Asset-based fees ex-FX does not adjust for the impact from foreign currency exchange rate fluctuations on the underlying AUM.

We believe adjusted EBITDA and adjusted EBITDA expenses are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of certain capital spending and acquisitions that do not directly affect what management considers to be our core operating performance in the period.

We believe adjusted net income and adjusted EPS are meaningful measures of the performance of MSCI because they adjust for the after-tax impact of significant one-time, unusual or non-recurring items as well as eliminate the impact of any transactions that do not directly affect what management considers to be our core performance in the period.

We believe that adjusted tax rate is useful to investors because it increases the comparability of period-to-period results by adjusting for the estimated net impact of Tax Reform and the impact related to the vesting of the Multi-Year PSUs.

We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing products. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

We believe organic operating revenue growth is a meaningful measure of the operating performance of MSCI because it adjusts for the impact of foreign currency exchange rate fluctuations and excludes the impact of operating revenues attributable to acquired and divested businesses for the comparable prior year period, providing insight into our core operating performance for the period(s) presented.

We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS, adjusted tax rate, Capex, free cash flow and organic operating revenue growth are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies. These measures can differ significantly from company to company depending on, among other things, long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Accordingly, the Company’s computation of these measures may not be comparable to similarly titled measures computed by other companies.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations reflect the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period. While operating revenues adjusted for the impact of foreign currency fluctuations includes asset-based fees that have been adjusted for the impact of foreign currency fluctuations, the underlying AUM, which is the primary component of asset-based fees, is not adjusted for foreign currency fluctuations. Approximately two-thirds of the AUM are invested in securities denominated in currencies other than the U.S. dollar, and accordingly, any such impact is excluded from the disclosed foreign currency-adjusted variances.

Table 2: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands, except per share data	2019	2018	Change	2019	2018	Change
Operating revenues	$406,606	$361,688	12.4%	$1,557,796	$1,433,984	8.6%
Operating expenses:
Cost of revenues	70,154	73,757	(4.9%)	294,961	287,335	2.7%
Selling and marketing	59,486	52,949	12.3%	219,298	192,923	13.7%
Research and development	27,100	20,312	33.4%	98,334	81,411	20.8%
General and administrative	29,659	24,908	19.1%	110,093	99,882	10.2%
Amortization of intangible assets	13,243	11,633	13.8%	49,410	54,189	(8.8%)
Depreciation and amortization of property,
equipment and leasehold improvements	7,535	8,311	(9.3%)	29,999	31,346	(4.3%)
Total operating expenses(1)	207,177	191,870	8.0%	802,095	747,086	7.4%

Operating income	199,429	169,818	17.4%	755,701	686,898	10.0%

Interest income	(5,299)	(6,096)	(13.1%)	(16,403)	(19,669)	(16.6%)
Interest expense	40,289	35,891	12.3%	148,041	133,114	11.2%
Other expense (income)	17,906	(47,266)	137.9%	20,745	(56,443)	136.8%
Other expenses (income), net	52,896	(17,471)	nm	152,383	57,002	167.3%

Income before provision for income taxes	146,533	187,289	(21.8%)	603,318	629,896	(4.2%)

Provision for income taxes	23,750	35,157	(32.4%)	39,670	122,011	(67.5%)
Net income	122,783	152,132	(19.3%)	563,648	507,885	11.0%

Earnings per basic common share	$1.45	$1.75	(17.1%)	$6.66	$5.83	14.2%

Earnings per diluted common share	$1.44	$1.70	(15.3%)	$6.59	$5.66	16.4%

Weighted average shares outstanding used
in computing earnings per share:

Basic	84,802	86,968	(2.5%)	84,644	87,179	(2.9%)
Diluted	85,546	89,495	(4.4%)	85,536	89,701	(4.6%)

nm: not meaningful

(1) Includes stock-based compensation expense of $11.5 million and $10.5 million for the three months ended Dec. 31, 2019 and Dec. 31, 2018, respectively, and $44.1 million and $40.6 million for the years ended Dec. 31, 2019 and Dec. 31, 2018, respectively.

Table 3: Selected Balance Sheet Items (unaudited)

	As of
	Dec. 31,	Dec. 31,
In thousands	2019	2018
Cash and cash equivalents	$1,506,567	$904,176
Accounts receivable, net of allowances	$499,268	$473,433

Deferred revenue	$574,656	$537,977
Long-term debt(1)	$3,071,926	$2,575,502

(1) Consists of gross long-term debt, net of deferred financing fees. Gross long-term debt was $3,100.0 million at Dec 31, 2019 and $2,600.0 million at Dec. 31, 2018.

Table 4: Selected Cash Flow Items (unaudited)

	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands	2019	2018	Change	2019	2018	Change
Net cash provided by operating activities	$243,643	$173,175	40.7%	$709,523	$612,762	15.8%
Net cash (used in) provided by investing activities	(36,645)	40,038	(191.5%)	(71,937)	34,874	nm
Net cash provided by (used in) financing activities	413,648	(707,083)	158.5%	(36,667)	(626,483)	94.1%
Effect of exchange rate changes	4,771	(352)	nm	1,472	(6,479)	122.7%
Net increase (decrease) in cash and cash
equivalents	$625,417	$(494,222)	226.5%	$602,391	$14,674	nm

nm: not meaningful

Table 5: Operating Results by Segment and Revenue Type (unaudited)

Index	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands	2019	2018	Change	2019	2018	Change
Operating revenues:
Recurring subscriptions	$137,746	$123,496	11.5%	$530,968	$477,612	11.2%
Asset-based fees	96,373	81,439	18.3%	361,927	336,565	7.5%
Non-recurring	9,068	5,498	64.9%	28,042	21,298	31.7%
Total operating revenues	243,187	210,433	15.6%	920,937	835,475	10.2%
Adjusted EBITDA expenses	66,805	60,503	10.4%	250,749	227,622	10.2%
Adjusted EBITDA	$176,382	$149,930	17.6%	$670,188	$607,853	10.3%
Adjusted EBITDA margin %	72.5%	71.2%		72.8%	72.8%

Analytics	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands	2019	2018	Change	2019	2018	Change
Operating revenues:
Recurring subscriptions	$122,353	$119,705	2.2%	$486,282	$474,334	2.5%
Non-recurring	5,853	2,230	162.5%	10,643	5,605	89.9%
Total operating revenues	128,206	121,935	5.1%	496,925	479,939	3.5%
Adjusted EBITDA expenses	89,359	85,256	4.8%	344,812	336,294	2.5%
Adjusted EBITDA	$38,847	$36,679	5.9%	$152,113	$143,645	5.9%
Adjusted EBITDA margin %	30.3%	30.1%		30.6%	29.9%

All Other	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands	2019	2018	Change	2019	2018	Change
Operating revenues:
Recurring subscriptions	$34,320	$28,405	20.8%	$136,790	$114,590	19.4%
Non-recurring	893	915	(2.4%)	3,144	3,980	(21.0%)
Total operating revenues	35,213	29,320	20.1%	139,934	118,570	18.0%
Adjusted EBITDA expenses	30,235	26,167	15.5%	111,736	97,635	14.4%
Adjusted EBITDA	$4,978	$3,153	57.9%	$28,198	$20,935	34.7%
Adjusted EBITDA margin %	14.1%	10.8%		20.2%	17.7%

Consolidated	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands	2019	2018	Change	2019	2018	Change
Operating revenues:
Recurring subscriptions	$294,419	$271,606	8.4%	$1,154,040	$1,066,536	8.2%
Asset-based fees	96,373	81,439	18.3%	361,927	336,565	7.5%
Non-recurring	15,814	8,643	83.0%	41,829	30,883	35.4%
Operating revenues total	406,606	361,688	12.4%	1,557,796	1,433,984	8.6%
Adjusted EBITDA expenses	186,399	171,926	8.4%	707,297	661,551	6.9%
Adjusted EBITDA	$220,207	$189,762	16.0%	$850,499	$772,433	10.1%
Adjusted EBITDA margin %	54.2%	52.5%		54.6%	53.9%
Operating margin %	49.0%	47.0%		48.5%	47.9%

Table 6: Sales and Retention Rate by Segment (unaudited)

	Three Months Ended					Year Ended
	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In thousands	2019	2019	2019	2019	2018	2019	2018
Index
New recurring subscription sales	$23,917	$17,553	$19,526	$17,329	$21,013	$78,325	$72,660
Subscription cancellations	(8,734)	(5,066)	(3,601)	(4,366)	(7,699)	(21,767)	(20,819)
Net new recurring subscription sales	$15,183	$12,487	$15,925	$12,963	$13,314	$56,558	$51,841
Non-recurring sales	$10,170	$9,029	$5,982	$5,081	$6,845	$30,262	$22,729
Total gross sales(1)	$34,087	$26,582	$25,508	$22,410	$27,858	$108,587	$95,389
Total Index net sales	$25,353	$21,516	$21,907	$18,044	$20,159	$86,820	$74,570

Index Retention Rate(2)	93.0%	96.0%	97.1%	96.5%	93.2%	95.7%	95.4%

Analytics
New recurring subscription sales	$25,287	$15,285	$13,669	$12,751	$19,438	$66,992	$64,986
Subscription cancellations	(8,903)	(7,854)	(7,102)	(7,764)	(8,524)	(31,623)	(33,671)
Net new recurring subscription sales	$16,384	$7,431	$6,567	$4,987	$10,914	$35,369	$31,315
Non-recurring sales	$5,863	$4,876	$2,631	$2,577	$3,249	$15,947	$10,209
Total gross sales(1)	$31,150	$20,161	$16,300	$15,328	$22,687	$82,939	$75,195
Total Analytics net sales	$22,247	$12,307	$9,198	$7,564	$14,163	$51,316	$41,524

Analytics Retention Rate(2)	92.8%	93.6%	94.2%	93.7%	92.7%	93.6%	93.0%

All Other
New recurring subscription sales	$9,828	$7,495	$8,014	$7,215	$7,596	$32,552	$26,201
Subscription cancellations	(2,289)	(1,002)	(1,902)	(1,275)	(1,959)	(6,468)	(6,421)
Net new recurring subscription sales	$7,539	$6,493	$6,112	$5,940	$5,637	$26,084	$19,780
Non-recurring sales	$1,319	$487	$630	$454	$1,194	$2,890	$3,438
Total gross sales(1)	$11,147	$7,982	$8,644	$7,669	$8,790	$35,442	$29,639
Total All Other net sales	$8,858	$6,980	$6,742	$6,394	$6,831	$28,974	$23,218

All Other Retention Rate(2)	92.7%	96.8%	93.9%	95.9%	92.8%	94.8%	94.1%

Consolidated
New recurring subscription sales	$59,032	$40,333	$41,209	$37,295	$48,047	$177,869	$163,847
Subscription cancellations	(19,926)	(13,922)	(12,605)	(13,405)	(18,182)	(59,858)	(60,911)
Net new recurring subscription sales	$39,106	$26,411	$28,604	$23,890	$29,865	$118,011	$102,936
Non-recurring sales	$17,352	$14,392	$9,243	$8,112	$11,288	$49,099	$36,376
Total gross sales(1)	$76,384	$54,725	$50,452	$45,407	$59,335	$226,968	$200,223
Total net sales	$56,458	$40,803	$37,847	$32,002	$41,153	$167,110	$139,312

Total Retention Rate(2)	92.9%	95.0%	95.5%	95.2%	92.9%	94.7%	94.1%

(1) Total gross sales equal new recurring subscription sales plus non-recurring sales.

(2) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Retention Rate.

Table 7: AUM in ETFs Linked to MSCI Indexes (unaudited)(1)(2)(3)

	Three Months Ended					Year Ended
	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In billions	2019	2019	2019	2019	2018	2019	2018
Beginning Period AUM in ETFs linked to
MSCI Indexes	$815.0	$819.3	$802.2	$695.6	$765.5	$695.6	$744.3
Market Appreciation/(Depreciation)	63.5	(9.2)	14.9	78.3	(94.7)	147.5	(110.2)
Cash Inflows	55.9	4.9	2.2	28.3	24.8	91.3	61.5
Period-End AUM in ETFs linked to
MSCI Indexes	$934.4	$815.0	$819.3	$802.2	$695.6	$934.4	$695.6

Period Average AUM in ETFs linked to
MSCI Indexes	$869.1	$810.9	$811.4	$766.0	$717.1	$814.4	$757.2

Avg. Basis Point Fee(4)	2.82	2.81	2.85	2.88	2.92	2.82	2.92

(1) The historical values of the AUM in ETFs linked to our indexes as of the last day of the month and the monthly average balance can be found under the link “AUM in ETFs Linked to MSCI Indexes” on our Investor Relations homepage at http://ir.msci.com. Information contained on our website is not incorporated by reference into this Earnings Release or any other report filed with the SEC. The AUM in ETFs numbers also include AUM in Exchange Traded Notes, the value of which is less than 1.0% of the AUM amounts presented.

(2) The values for periods prior to April 26, 2019 were based on data from Bloomberg and MSCI, while the values for periods on or after April 26, 2019 were based on data from Refinitiv and MSCI. De minimis amounts of data are reported on a delayed basis.

(3) The value of AUM in ETFs linked to MSCI indexes is calculated by multiplying the ETF net asset value by the number of shares outstanding.

(4) Based on period-end Run Rate for ETFs linked to MSCI indexes using period-end AUM.

Table 8: Run Rate by Segment and Type (unaudited)(1)

	As of
	Dec. 31,	Dec. 31,	YoY %
In thousands	2019	2018	Change
Index
Recurring subscriptions	$559,257	$502,665	11.3%
Asset-based fees	396,140	311,908	27.0%
Index Run Rate	955,397	814,573	17.3%

Analytics Run Rate	526,845	491,861	7.1%

All Other Run Rate	152,247	124,886	21.9%

Total Run Rate	$1,634,489	$1,431,320	14.2%

Total recurring subscriptions	$1,238,349	$1,119,412	10.6%
Total asset-based fees	396,140	311,908	27.0%
Total Run Rate	$1,634,489	$1,431,320	14.2%

(1) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Run Rate.

Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In thousands	2019	2018	2019	2018
Index adjusted EBITDA	$176,382	$149,930	$670,188	$607,853
Analytics adjusted EBITDA	38,847	36,679	152,113	143,645
All Other adjusted EBITDA	4,978	3,153	28,198	20,935
Consolidated adjusted EBITDA	220,207	189,762	850,499	772,433
Multi-Year PSU payroll tax expense	—	—	15,389	—
Amortization of intangible assets	13,243	11,633	49,410	54,189
Depreciation and amortization of property,
equipment and leasehold improvements	7,535	8,311	29,999	31,346
Operating income	199,429	169,818	755,701	686,898
Other expense (income), net	52,896	(17,471)	152,383	57,002
Provision for income taxes	23,750	35,157	39,670	122,011
Net income	$122,783	$152,132	$563,648	$507,885

Table 10: Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted EPS (unaudited)

	Three Months Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In thousands, except per share data	2019	2018	2019	2018
Net income	$122,783	$152,132	$563,648	$507,885
Plus: Amortization of acquired intangible assets	8,778	8,746	34,773	43,981
Plus: Multi-Year PSU payroll tax expense	—	—	15,389	—
Less: Discrete excess tax benefit related
to Multi-Year PSU vesting	—	—	(66,581)	—
Plus: Debt extinguishment costs associated with the 2024
Senior Notes Redemption	16,794	—	16,794	—
Less: Gain on sale of FEA (not tax effected)	—	—	—	(10,646)
Less: Gain on sale of InvestorForce	—	(46,595)	—	(46,595)
Less: Valuation Allowance released related to
InvestorForce disposition	—	—	—	(7,758)
Less: Tax Reform adjustments	—	(6,671)	—	(8,272)
Less: Income tax effect	(5,752)	9,390	(13,226)	1,678
Adjusted net income	$142,603	$117,002	$550,797	$480,273

Diluted EPS	$1.44	$1.70	$6.59	$5.66
Plus: Amortization of acquired intangible assets	0.10	0.10	0.41	0.49
Plus: Multi-Year PSU payroll tax expense	—	—	0.18	—
Less: Discrete excess tax benefit related
to Multi-Year PSU vesting	—	—	(0.78)	—
Plus: Debt extinguishment costs associated with the 2024
Senior Notes Redemption	0.20	—	0.20	—
Less: Gain on sale of FEA (not tax effected)	—	—	—	(0.12)
Less: Gain on sale of InvestorForce	—	(0.52)	—	(0.52)
Less: Valuation Allowance released related to
InvestorForce disposition	—	—	—	(0.09)
Plus: Tax Reform adjustments	—	(0.07)	—	(0.09)
Less: Income tax effect	(0.07)	0.10	(0.16)	0.02
Adjusted EPS	$1.67	$1.31	$6.44	$5.35

Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended		Year Ended		Full-Year
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	2020
In thousands	2019	2018	2019	2018	Outlook(1)
Index adjusted EBITDA expenses	$66,805	$60,503	$250,749	$227,622
Analytics adjusted EBITDA expenses	89,359	85,256	344,812	336,294
All Other adjusted EBITDA expenses	30,235	26,167	111,736	97,635
Consolidated adjusted EBITDA expenses	186,399	171,926	707,297	661,551	$750,000 - $770,000
Multi-Year PSU payroll tax expense	—	—	15,389	—	—
Amortization of intangible assets	13,243	11,633	49,410	54,189
Depreciation and amortization of property,					~$90,000
equipment and leasehold improvements	7,535	8,311	29,999	31,346
Total operating expenses	$207,177	$191,870	$802,095	$747,086	$840,000 - $860,000

(1) We have not provided a full line-item reconciliation for adjusted EBITDA expenses to total operating expenses for this future period because we do not provide guidance on the individual reconciling items between total operating expenses and adjusted EBITDA expenses.

Table 12: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)

	Three Months Ended		Year Ended		Full-Year
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	2020
In thousands	2019	2018	2019	2018	Outlook(1)
Net cash provided by operating activities	$243,643	$173,175	$709,523	$612,762	$650,000 - $700,000
Capital expenditures	(11,900)	(17,188)	(29,116)	(30,257)
Capitalized software development costs	(6,568)	(5,589)	(24,654)	(18,704)
Capex	(18,468)	(22,777)	(53,770)	(48,961)	(70,000 - 60,000)
Free cash flow	$225,175	$150,398	$655,753	$563,801	$580,000 - $640,000

(1) We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we do not provide guidance on the individual reconciling items between net cash from operating activities and free cash flow.

Table 13: Reconciliation of Effective Tax Rate to Adjusted Tax Rate (unaudited)

	Three Months Ended		Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2019	2018	2019	2018
Effective tax rate	16.2%	18.8%	6.6%	19.4%
Tax Reform impact on effective tax rate	—%	3.6%	—%	1.3%
Multi-Year PSU impact on effective tax rate	—%	—%	11.0%	—%
Adjusted tax rate	16.2%	22.3%	17.6%	20.7%

Table 14: Fourth Quarter 2019 Reconciliation of Operating Revenue Growth to Organic Operating Revenue Growth (unaudited)

	Comparison of the Three Months Ended December 31, 2019 and 2018
	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Index	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	15.6%	11.5%	18.3%	64.9%
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	(0.1%)	(0.1%)	—%	—%
Organic operating revenue growth	15.5%	11.4%	18.3%	64.9%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Analytics	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	5.1%	2.2%	—%	162.5%
Impact of acquisitions and divestitures	0.5%	0.5%	—%	1.3%
Impact of foreign currency exchange rate fluctuations	(0.2%)	(0.2%)	—%	(1.0%)
Organic operating revenue growth	5.4%	2.5%	—%	162.8%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
All Other	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	20.1%	20.8%	—%	(2.4%)
Impact of acquisitions and divestitures	(0.5%)	(0.3%)	—%	(6.7%)
Impact of foreign currency exchange rate fluctuations	0.3%	0.3%	—%	0.5%
Organic operating revenue growth	19.9%	20.8%	—%	(8.6%)

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Consolidated	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	12.4%	8.4%	18.3%	83.0%
Impact of acquisitions and divestitures	0.1%	0.2%	—%	(0.5%)
Impact of foreign currency exchange rate fluctuations	—%	(0.1%)	—%	(0.2%)
Organic operating revenue growth	12.5%	8.5%	18.3%	82.3%

Table 15: Full-Year 2019 Reconciliation of Operating Revenue Growth to Organic Operating Revenue Growth (unaudited)

	Comparison of the Years Ended December 31, 2019 and 2018
	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Index	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	10.2%	11.2%	7.5%	31.7%
Impact of acquisitions and divestitures	—%	—%	—%	—%
Impact of foreign currency exchange rate fluctuations	—%	(0.1%)	0.1%	—%
Organic operating revenue growth	10.2%	11.1%	7.6%	31.7%

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Analytics	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	3.5%	2.5%	—%	89.9%
Impact of acquisitions and divestitures	4.0%	3.9%	—%	21.3%
Impact of foreign currency exchange rate fluctuations	—%	(0.1%)	—%	0.2%
Organic operating revenue growth	7.5%	6.3%	—%	111.4%
	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
All Other	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	18.0%	19.4%	—%	(21.0%)
Impact of acquisitions and divestitures	(0.1%)	(0.1%)	—%	(1.5%)
Impact of foreign currency exchange rate fluctuations	3.6%	3.6%	—%	2.8%
Organic operating revenue growth	21.5%	22.9%	—%	(19.7%)

	Total	Recurring Subscription	Asset-Based Fees	Non-Recurring Revenues
Consolidated	Change Percentage	Change Percentage	Change Percentage	Change Percentage
Operating revenue growth	8.6%	8.2%	7.5%	35.4%
Impact of acquisitions and divestitures	1.4%	1.8%	—%	2.4%
Impact of foreign currency exchange rate fluctuations	0.3%	0.3%	0.1%	0.4%
Organic operating revenue growth	10.3%	10.3%	7.6%	38.2%

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